EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement on Form S-8 of American Financial Group, Inc. for the registration of an additional 500,000 shares of Common Stock pertaining to the 2011 Equity Bonus Plan, as amended (formerly known as the Co-CEO Equity Bonus Plan) of our reports dated February 28, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effect of the change in accounting for costs associated with issuing or renewing insurance contracts and the effects of the adoption of the accounting standard related to the presentation of comprehensive income, as to which the date is June 5, 2012, with respect to the consolidated financial statements and schedules of American Financial Group, Inc. and the effectiveness of internal control over financial reporting of American Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, as updated by the Current Report on Form 8-K dated June 5, 2012, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Cincinnati, Ohio
November 8, 2012